                                                                  Exhibit (b)(1)

                               ABLECO FINANCE LLC
                           450 Park Avenue, 28th Floor
                            New York, New York 10022



                                             December 28, 2001


Mr. Kevin S. Penn
Mr. Ezra S. Field
ACI Capital Co., Inc.
900 Third Avenue, 26th Floor
New York, NY  10022

               Re:    Financing Commitment

Gentlemen:

               An investor group formed by ACI Capital Co., Inc.("ACI Capital" and ACI Capital together with such investor group collectively, the "Investor") has advised Ableco Finance LLC (a special situations lending company hereinafter referred to as the "Lender") that the Investor is directly or through a wholly owned acquisition vehicle acquiring all of the capital stock of Jenny Craig, Inc. ("Jenny Craig") and its subsidiaries (the "Acquisition") (Jenny Craig and those of its subsidiaries designated by the Lender as borrowers collectively, the "Borrower"). The Investor has also advised the Lender that the Investor requires financing (i) to consummate the Acquisition, (ii) for the general working capital requirements of the Borrower and (iii) to pay fees and expenses related to the financing contemplated by this commitment letter. The Lender is pleased to advise you that the Lender hereby commits to provide the Borrower with a revolving credit and term loan facility totaling not more than $35 million at any one time outstanding (the "Financing Facility"), consisting of
(A) a revolving credit facility in an aggregate principal amount outstanding not exceeding $5 million, (B) a tranche A term loan in an outstanding principal amount of $15 million and (C) a tranche B term loan in an outstanding principal amount of $15 million, all substantially on the terms and conditions set forth in the Outline of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet"). The obligations of the Borrower under the Financing Facility will be secured by a first priority lien on, and security interest in, substantially all assets of the Borrower and its subsidiaries, in each case subject to such exclusions as the Lender (in its sole and absolute discretion) may agree. The Lender's commitment to provide the Financing Facility is subject in all respects to satisfaction of the terms and conditions contained in this commitment letter and in the Term Sheet.

               The Investor acknowledges that the Term Sheet is intended as an outline only and does not purport to summarize all the conditions, covenants, representations, warranties and other provisions which would be contained in definitive legal documentation for the Financing Facility. The loan documentation for the Financing Facility will include, in addition to the provisions that are summarized in this commitment letter and the Term Sheet, provisions that, in the reasonable opinion of the Lender, are customary or typical for this type of financing

ACI Capital Co., Inc.
December 28, 2001
Page 2


transaction and other provisions that the Lender reasonably requires in the context of the proposed transaction.

               By its execution hereof and its acceptance of the commitment contained herein, ACI Capital agrees to indemnify and hold harmless the Lender and each of its assignees, its affiliates and its directors, members, officers, employees and agents (each an "Indemnified Party") from and against any and all losses, claims, damages, liabilities or other expenses to which such Indemnified Party may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from the Acquisition, this commitment letter or the extension of the Financing Facility contemplated by this commitment letter, or in any way arise from any use or intended use of this commitment letter or the proceeds of the Financing Facility contemplated by this commitment letter, and ACI Capital agrees to reimburse each Indemnified Party for any legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which indemnified expenses arise), but excluding therefrom all expenses, losses, claims, damages and liabilities which are finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party. In the event of any litigation or dispute involving this commitment letter or the Financing Facility, the Lender shall not be responsible or liable to the Investor, the Borrower or any other person for any special, indirect, consequential, incidental or punitive damages. In addition, ACI Capital agrees to reimburse the Lender for all reasonable out-of-pocket fees and expenses (the "Expenses") incurred by or on behalf of the Lender in connection with the negotiation, preparation, execution and delivery of this commitment letter, the Term Sheet and any and all definitive documentation relating hereto and thereto, including, but not limited to, the reasonable fees and expenses of counsel to the Lender in connection with any due diligence, collateral reviews and field examinations. The obligations of ACI Capital under this paragraph shall remain effective whether or not definitive documentation is executed and notwithstanding any termination of this commitment letter, provided, that, if, after the Acquisition, the Borrower enters into definitive documentation for the Financing Facility, the obligations of ACI Capital under this commitment letter and the Term Sheet shall thereupon terminate and be superseded in all respects by the obligations of the Borrower to the Lender.

               On the date of execution hereof, ACI Capital agrees to pay to the Lender, in immediately available funds, a commitment fee equal to $525,000 (the "Commitment Fee"), which fee shall be earned in full and payable on the first date on or after the date ACI Capital accepts this commitment letter and the Term Sheet and that the Investor has executed a definitive merger agreement (the "Merger Agreement") for the Acquisition. In addition, ACI Capital agrees to pay to the Lender, promptly after its request, additional expense deposits if the Lender determines that the amount of Expenses incurred or to be incurred by the Lender in connection with the Financing Facility exceeds or will exceed the amount of any expense deposit previously paid to the Lender.

ACI Capital Co., Inc.
December 28, 2001
Page 3


               The Lender's commitment to provide the Financing Facility is subject to (i) the negotiation, execution and delivery of definitive loan documentation in form and substance satisfactory to the Lender, the Borrower and their respective counsel, (ii) the satisfaction of the Lender that at all times prior to and including the date on which the transactions referred to hereunder close that there has not occurred or become known to the Lender any material adverse change with respect to the condition, financial or otherwise, business, operations, assets, liabilities or prospects of the Borrower, as determined by the Lender in its sole discretion (a "Material Adverse Change"), (iii) the absence of any material disruption or general adverse developments in the financial markets, as determined by the Lender in its sole discretion, and (iv) such other customary conditions as set forth in the Term Sheet. If at any time the Lender shall determine (in its sole discretion exercised reasonably) that either (A) the Investor or the Borrower will be unable to fulfill any condition set forth in this commitment letter or in the Term Sheet or (B) any Material Adverse Change has occurred, the Lender may terminate this commitment letter by giving notice thereof to ACI Capital (subject to the obligation of ACI Capital to pay all fees, costs, expenses and other payment obligations expressly assumed by ACI Capital hereunder, which shall survive the termination of this commitment letter).

               The Investor represents and warrants that (i) all written information and other materials concerning the Investor, the Borrower or the Acquisition (collectively, the "Information") which has been, or is hereafter, made available by, or on behalf of the Investor is, or when delivered will be, when considered as a whole, complete and correct in all material respects and does not, or will not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statement has been made and (ii) to the extent that any such Information contains projections, such projections were prepared in good faith on the basis of (A) assumptions, methods and tests stated therein which are believed by the Investor or Jenny Craig, as applicable, to be reasonable and (B) information believed by the Investor or Jenny Craig, as applicable, to have been accurate based upon the information available to the Investor at the time such projections were furnished to the Lender.

               This commitment letter is delivered to ACI Capital upon the condition that, prior to its acceptance of this offer and the payment of the Commitment Fee, neither the existence of this commitment letter or the Term Sheet, nor any of their contents, shall be disclosed by the Investor, except as may be compelled to be disclosed in a judicial or administrative proceeding, as otherwise required by law or, on a confidential and "need to know" basis, solely to the directors, officers, employees, advisors and agents of the Investor or the Borrower and its representatives. In addition, the Investor agrees that it will (i) consult with the Lender prior to the making of any filing in which reference is made to the Lender or the commitment contained herein, and (ii) obtain the prior approval of the Lender before releasing any public announcement in which reference is made to the Lender or to the commitment contained herein. The Investor acknowledges that the Lender and its affiliates may now or hereafter provide financing or obtain other interests in other companies in respect of which the Investor, the Borrower or their affiliates may be business competitors, and that the Lender and its affiliates will have no obligation to provide to the Investor, the Borrower or any of their affiliates any confidential

ACI Capital Co., Inc.
December 28, 2001
Page 4


information obtained from such other companies. The Lender agrees that it will not provide confidential information obtained from the Investor or the Borrower except (i) as may, be compelled to be disclosed in a judicial or administrative proceedings, (ii) as otherwise required by law, or (iii) on a confidential and "need to know" basis to its directors, officers, employees, advisors and agents and to prospective assignees or participants, provided such persons have been instructed to keep such information confidential.

               The offer made by the Lender in this commitment letter shall expire, unless otherwise agreed by the Lender in writing, at 5:00 p.m. (New York City time) on January 5, 2002, unless prior thereto the Lender has received a copy of this commitment letter, signed by ACI Capital accepting the terms and conditions of this commitment letter and the Term Sheet. The commitment by the Lender to provide the Financing Facility shall expire at 5:00 p.m. (New York City time) on May 31, 2002, unless prior thereto, definitive loan documentation shall have been agreed to in writing by all parties and the conditions set forth therein shall have been satisfied (it being understood that the obligation of ACI Capital to pay all amounts in respect of indemnification and Expenses shall survive termination of this commitment letter). If after the Acquisition, the Borrower enters into definitive documentation for the Financing Facility, the obligations of the Investor and ACI Capital under this commitment letter and the Term Sheet shall thereupon terminate and be superseded in all respects by the obligations of the Borrower to the Lender.

               Should the terms and conditions of the offer contained herein meet with your approval, please indicate your acceptance by signing and returning a copy of this commitment letter to the Lender.

ACI Capital Co., Inc.
December 28, 2001
Page 5


               This commitment letter, including the attached Term Sheet (i) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto, (ii) shall be governed by the law of the State of New York,
(iii) shall be binding upon the parties and their respective successors and assigns, (iv) may not be relied upon or enforced by any other person or entity, and (v) may be signed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. If this commitment letter becomes the subject of a dispute, each of the parties hereto hereby waives trial by jury. This commitment letter may be amended, modified or waived only in a writing signed by the parties hereto.


                                            Very truly yours,

                                            ABLECO FINANCE LLC



                                            By: /s/ DANIEL E. WOLF
                                                --------------------------
                                                Name: Daniel E. Wolf
                                                Title: VP

Agreed and accepted as of
23 day of Dec. 2001:

ACI CAPITAL CO., INC.



By:  /s/ EZRA FIELD
     --------------------------
     Name: Ezra Field
     Title: VP

                                    EXHIBIT A

                     JENNY CRAIG, INC. AND ITS SUBSIDIARIES

         OUTLINE OF TERMS AND CONDITIONS FOR PROPOSED FINANCING FACILITY

This Outline of Terms and Conditions is part of the Commitment Letter, dated December 28, 2001 (the "Commitment Letter"), addressed to ACI Capital Co., Inc. ("ACI Capital") by Ableco Finance LLC (a special situations lending company hereinafter referred to as the "Lender") and is subject to the terms and conditions of the Commitment Letter. Capitalized terms used herein shall have the meanings set forth in the Commitment Letter unless otherwise defined herein.

BORROWER:                         Jenny Craig and certain of its subsidiaries as
                                  required by the Lender (collectively the "Borrower").

GUARANTORS:                       All subsidiaries of the Borrower that are not
                                  a Borrower as required by the Lender (together with the Borrower, each a "Loan Party" and collectively, the "Loan Parties").

LENDER:                           The Lender or affiliates thereof, to be
                                  designated at closing.

FINANCING FACILITY:               A revolving credit and term loan facility
                                  totaling not more than $35 million at any one time outstanding (the "Maximum Credit"), consisting of (i) a revolving credit facility in an aggregate principal amount at any time outstanding not exceeding $5 million, (ii) a tranche A term loan in an outstanding principal amount of $15 million (the "Term
                                  Loan A") and (iii) a tranche B term loan in an outstanding principal amount of $15 million
                                  (the "Term Loan B" and, together with the Term
                                  Loan A, the "Term Loans").

                                  Revolving Credit Facility

                                  Aggregate revolving credit loans under the Financing Facility ("Revolving Loans") will be limited to $5 million. Such Revolving Loans will be made to the Borrower on not less than two (2) days prior notice and shall be in minimum amounts of $100,000.

                                  Term Loan Facility

                                  A term loan facility, consisting of the Term
                                  Loan A and the Term Loan B. (The Term Loans and the Revolving Loans are, collectively, the "Loans".) The Term Loans will be fully funded on the Closing Date (as defined herein).

TERM:                             The Financing Facility will have a term of two
                                  (2) years (the "Maturity Date"), provided, that, subject to the conditions set forth in the Term Loan B Extension Fee section of this Term Sheet, at the election of the Borrower, the Term Loan B may be extended for a period of one year.

AMORTIZATION:                     The Revolving Loans, the Term Loans (except
                                  with respect to the amortization described below) and other obligations outstanding under the Financing Facility will be payable in full on the Maturity Date. The Term Loan A will amortize on a monthly basis in installments of $250,000 for the first 12 months after the Closing Date and $350,000 for months 13 through 24 after the Closing Date.

MANDATORY                         Customary mandatory prepayments to be included
AND OPTIONAL PREPAYMENT:          in definitive loan documentation (e.g.,
                                  issuance of equity, debt, sale of assets, tax refunds, casualty events, etc.)., provided, that, in the absence of a continuing event of default, prepayments will not be required from the proceeds of equity issuances. Mandatory prepayments shall be applied, first, to prepay the outstanding principal amount of the Term
                                  Loan A (applied to installments thereof as selected by the Borrower if no event of default is continuing or, if an event of default is continuing, in the inverse order of maturity), second, to prepay the outstanding principal amount of the Term Loan B, and, lastly, to reduce the outstanding principal of the Revolving Loans.

                                  In addition, a prepayment of the Loans will be required if the principal amount of the Loans exceeds the cash collections of the Borrower for a period of seventy (70) days, measured at the end of each 70 day period (any such excess of the principal amount of the Loans over the cash collections is hereinafter referred to as the "Excess"). If as a result of the occurrence of an Excess any such payment is required, the Borrower will have the option of
                                  (i) prepaying the Loans to a level that would eliminate the Excess or (ii) providing cash collateral to the Lender for an amount equal to the amount of the Excess. After the Excess is eliminated and if no event of default is continuing, the Lender shall release any cash collateral provided to the Lender in connection with the Excess.

                                  Optional prepayments on the Term Loan A and the Term Loan B will be permitted, provided that the Term Loan A is repaid in full prior to any optional prepayment of the Term Loan B. Optional payments shall be applied to the installments of the Term Loan A as selected by the Borrower if no event of default is continuing, or if an event of default is continuing, in the inverse order of maturity.

                                  Amounts repaid under the Revolving Credit
                                  Facility may be re-borrowed. Except as
                                  provided above, the Borrower shall be
                                  permitted to prepay the Loans in whole or in part at any time without penalty or premium. Termination of the Financing Facility prior to the Maturity Date would not result in a prepayment fee.

CLOSING DATE:                     The first date on which all definitive loan
                                  documentation satisfactory to the Lender (the
                                  "Loan Documents") is executed by the Loan
                                  Parties and the Lender, which date shall not be later than May 31, 2002, unless otherwise agreed in writing by the Lender and the Borrower.

COLLATERAL:                       All obligations of the Loan Parties to the
                                  Lender shall be secured by a perfected, first priority lien on and security interest in substantially all of the now owned and hereafter acquired assets of the Loan Parties, including, but not limited to, accounts receivable, inventory, real property, machinery and equipment, trademarks and tradenames, copyrights, patents and other intellectual property, general intangibles, chattel paper, all shares of all capital stock of subsidiaries of the Loan Parties and all proceeds thereof, and such other assets, tangible or intangible, as may be required, in the Lender's opinion, to fully secure the contemplated Loans under the Financing
                                  Facility (the "Collateral"). All borrowings by the Borrower, all costs, fees and expenses of the Lender and all other obligations owed to the Lender shall be secured as described above and shall be charged to the loan account to be established under the Financing Facility.

INTEREST:                         All Revolving Loans shall bear interest at the
                                  rate per annum equal to six percent (6%) above the Reference Rate from time to time in effect. The Term Loan A shall bear interest at the rate per annum equal to seven and one-half percent (7.5%) above the Reference Rate from time to time in effect. The Term Loan B shall bear interest at the rate per annum equal to nine and one-half percent (9.5%) above the Reference Rate from time to time in effect. At no time shall the Reference Rate referred to above be less than five percent (5.0%). As used herein, "Reference Rate" means the rate of interest publicly announced from time to time by JP Morgan Chase Bank in New York, New
                                  York as its prime rate. All interest and fees shall be computed on the basis of a year of 360 days for the actual days elapsed. If any Event of Default shall occur and be continuing, interest shall accrue at a rate per annum equal to 3% in excess of the rate of interest otherwise in effect.

CASH MANAGEMENT:                  All proceeds of Collateral shall be deposited
                                  in cash management accounts under the sole dominion and control of the Lender. In the absence of a continuing event of default and if availability under the Revolving Credit
                                  Facility and unencumbered cash are greater than or equal to an amount to be agreed upon, all funds deposited in such cash management accounts shall be permitted to be transferred to the operating accounts of the Borrower and used by the Borrower in the ordinary course of its business. At any time an event of default is continuing or if availability under the Revolving Credit
                                  Facility and unencumbered cash are less than an amount to be agreed upon, the Lender may require that thereafter all funds deposited in such cash management accounts will be transferred to the Lender on each business day and applied to repay the outstanding Revolving
                                  Loans. Collections will be credited to the obligations on the day received in the cash management accounts conditional on final payment to the Lender.

FEES:                             Closing Fee:     3% of the Maximum Credit,
                                                   earned in full,
                                                   non-refundable and payable on
                                                   the Closing Date less the
                                                   amount of the Commitment Fee
                                                   paid pursuant to the
                                                   Commitment Letter.

                                  Facility Fee:    1.25% of the outstanding
                                                   amount of the Term Loan B
                                                   will be earned in full,
                                                   non-refundable and payable at
                                                   the end of each period of 90
                                                   days after the Closing Date
                                                   (i.e. payable on the 90th
                                                   day, 180th day, 270th day,
                                                   etc.).

                                  Term Loan B      3% of the then outstanding
                                  Extension Fee:   Term Loan B earned in full,
                                                   non-refundable and payable
                                                   upon the Borrower's election
                                                   to extend the Term Loan B for
                                                   a period of one year. Such
                                                   extension shall be subject to
                                                   (i) the Borrower's compliance
                                                   with the terms and conditions
                                                   of the Financing Facility and
                                                   (ii) the repayment of all
                                                   Revolving Loans and the Term
                                                   Loan A on or prior to the
                                                   Maturity Date.

USE OF PROCEEDS:                  The Loans under the Financing Facility will be
                                  used, in conjunction with $42,500,000 in cash equity or other securities acceptable to the Lender, solely (i) to consummate the Acquisition, (ii) for the general working capital requirements of the Borrower and (iii) to pay fees and expenses related to the financing contemplated by the Commitment
                                  Letter.

CONDITIONS PRECEDENT:             The obligation of the Lender to make any Loans
                                  under the Financing Facility will be subject to customary conditions precedent including, without limitation, the following initial conditions precedent:

                                 (a)    Execution and delivery of appropriate
                                        legal documentation in form and
                                        substance satisfactory to and required
                                        by the Lender and its counsel
                                        (including, without limitation, the
                                        financing agreement, the security and
                                        pledge agreements, the mortgages and
                                        title insurance policies, the
                                        guaranties, the block account agreements and the landlord waivers (for the headquarters of the Borrower), and the satisfaction of the conditions precedent contained therein.

                                 (b)    There shall have occurred no event or
                                        condition which has had, or is
                                        reasonably likely to have, a Material
                                        Adverse Change.

                                 (c) The Lender's completion of its legal due diligence, including, without limitation, all ERISA, environmental, tax, accounting and labor matters, with results are satisfactory to the Lender; all necessary governmental and third party consents and approvals necessary in connection with the Financing Facility and the transactions contemplated thereby shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Lender) and shall remain in effect; and no law or regulation shall be applicable in the reasonable judgment of the Lender that restrains, prevents or imposes materially adverse conditions upon the Financing Facility or the transactions contemplated thereby.

                                 (d)    The Lender shall have been granted a
                                        perfected, first priority lien on all
                                        Collateral, and shall have received UCC, tax and judgment lien searches and other appropriate evidence (including title reports and surveys relating to all owned real property comprising Collateral), evidencing the absence of any other liens on the Collateral, except existing liens acceptable to the Lender.

                                 (e) Opinions from the Loan Parties' counsel as to such matters as the Lender and counsel to the Lender may reasonably request.

                                 (f) The Lender shall be satisfied with the cash management system of the Borrower.

                                 (g)    Insurance satisfactory to the Lender;
                                        such insurance to include liability
                                        insurance for which the Lender will be
                                        named as an additional insured and
                                        property insurance with respect to the
                                        Collateral for which the Lender will be
                                        named as loss payee.

                                 (h)    There shall exist no claim, action,
                                        suit, investigation, litigation or
                                        proceeding, pending or threatened in any court or before any arbitrator or governmental instrumentality which relates to the Acquisition or the Financing Facility or which, in the opinion of the Lender, has any reasonable likelihood of having a Material Adverse Change.

                                 (i) The Borrower shall have, on the Closing Date, unrestricted cash balances of at least $7,500,000, after giving effect to
                                        (A) the Term Loans made on the Closing
                                        Date and (B) the payment of all fees and expenses related to the Financing Facility and no Revolving Loans shall be made on the Closing Date.

                                 (j) The Lender shall be satisfied with the terms of the cash equity contribution (or other securities acceptable to the Lender) of at least $42,500,000 which will fund the Acquisition. The Lender shall be satisfied with the terms of the Merger Agreement.

                                 (k)    The Lender's loan origination costs
                                        including, without limitation, audit
                                        fees, attorneys' fees, search fees,
                                        title fees, documentation and filing
                                        fees, shall have been paid by the
                                        Borrower.

                                 (l)    The Lender shall have received such
                                        financial and other information
                                        regarding the Loan Parties as the Lender may reasonably request.

REPRESENTATIONS                   Usual representations and warranties,
AND WARRANTIES:                   including, but not limited to, corporate
                                  existence and good standing, authority to enter into loan documentation, governmental approvals, non-violation of other agreements, financial statements, litigation, compliance with environmental, pension and other laws, taxes, insurance, absence of Material Adverse
                                  Change, absence of default or unmatured
                                  default under the Financing Facility and priority of the Lender's liens.

COVENANTS:                        Usual covenants, including, but not limited
                                  to, provision of financial statements, notices of litigation, defaults and unmatured defaults and other information, compliance with pension, environmental and other laws, inspection of properties, books and records, maintenance of insurance, limitations with respect to liens and encumbrances, dividends and retirement of capital stock, guarantees, sale and lease back transactions, consolidations and mergers, investments, capital expenditures, loans and advances, indebtedness, operating leases, transactions with affiliates, prepayment of other indebtedness and amendments to material agreements.

                                  The financial covenants for the Financing
                                  Facility shall be as set forth on Annex I attached hereto.

                                  Financial reporting to include: (i) annual, audited financial statements, (ii) quarterly, internally prepared, financial statements,
                                  (iii) monthly, internally prepared, financial statements, (iv) annual projections, including monthly balance sheet, profit and loss and cash flow figures, and (v) other reporting as required by the Lender.

EVENTS OF DEFAULT:                Usual events of default, including, but not
                                  limited to, payment, cross-default, violation of covenants, breach of representations or warranties, bankruptcy or insolvency, judgment, ERISA, environmental and change of control.

GOVERNING LAW:                    All documentation in connection with the
                                  Financing Facility shall be governed by the laws of the State of New York.

ASSIGNMENTS,
PARTICIPATIONS:                   The Lender may sell or assign its loans or
                                  commitments under the Financing Facility without the consent of the Loan Parties. The
                                  Lender may also sell participations in its loans and commitments under the Financing
                                  Facility without the consent of the Loan
                                  Parties, provided that such participants shall be limited to customary voting rights.

OUT-OF-POCKET EXPENSES:           All fees, including reasonable legal fees,
                                  costs and expenses of counsel to the Lender, and all reasonable out-of-pocket expenses associated with the transaction, are to be paid by the Loan Parties.

                                     ANNEX I

                               Financial Covenants

                                                                       2nd Quarter Out/
                                 At Close        1st Quarter Out        Holding Level
----------------------------------------------------------------------------------------
Minimum Adjusted EBITDA           $13.9               $13.9                 $13.9
Leverage Ratio                    2.35x               2.30x                 2.25x
Fixed Charge Coverage            1.6x(*)             1.6x(*)               1.7x(*)
Ratio ("FCCR")

Adjusted EBITDA                   EBITDA for the latest twelve months, treating
                                  any management fees and/or Jenny Craig
                                  consulting fees actually paid (after close) as operating expenses, and subject to the following adjustments:

                                  (i)      Trailing adjustments - litigation
                                           judgment, excess executive
                                           compensation, and public company
                                           costs;

                                  (ii)     Pro Forma adjustments from closing
                                           - litigation judgment, middle-east
                                           refund and Y2K expense.

Net Interest Expense ("NIE")      Interest on the Term Loans plus quarterly
                                  extension fee on the Term Loan B, net of interest income on cash.

Scheduled Principal Payments      Amortization on Term Loan A of $250,000 for
                                  months 1 through 12, and $350,000 for months
                                  13 through 24.

Total Debt                        Includes capital lease obligation ($1.5 mm),
                                  the Term Loans, and funded portion of
                                  Revolving Loans, if any.

Net Debt                          Total Debt less cash on the balance sheet.

Leverage Ratio                    Net Debt divided by Adjusted EBITDA.

Fixed Charge Coverage Ratio       Adjusted EBITDA less maintenance capital
                                  expenditures for the latest twelve months, divided by NIE plus Scheduled Principal
                                  Payments ("SPP"). For the purpose of this covenant, NIE and SPP during the first four
                                  (4) quarters after the Transaction closes shall be calculated on an annualized basis and thereafter on a trailing basis.

------------------------------

(*) Notwithstanding the headings of the covenant table, the FCCR shall be 1.6x for the first four quarters, and then 1.7x thereafter.



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